Exhibit 21.1
Snowflake Subsidiary List

Name of Subsidiary	Jurisdiction of Organization
Cloudlet Information Technology (Beijing) Co. Ltd.	China
Mountain US Corporation	Nevada
Night Shift Development, Inc. dba Snowflake Public Sector, Inc.	Delaware
Ponder Data Inc.	Delaware
PT Snowflake Computing Indonesia	Indonesia
Samooha, LLC	Delaware
SNFL Cloudtech India Private Limited	India
SNFL Technologies AB	Sweden
Snowflake Arabia Limited	Saudi Arabia
Snowflake Brazil Ltda	Brazil
Snowflake Cloudtech Israel Ltd.	Israel
Snowflake Colombia S.A.S.	Colombia
Snowflake Computing Belgium B.V.	Belgium
Snowflake Computing Canada ULC	Canada
Snowflake Computing France SAS	France
Snowflake Computing GmbH	Germany
Snowflake Computing Ireland Limited	Ireland
Snowflake Computing Netherlands B.V.	Netherlands
Snowflake Computing Pty Ltd.	Australia
Snowflake Computing Singapore Pte. Ltd.	Singapore
Snowflake Computing Spain, S.L.	Spain
Snowflake Computing Switzerland GmbH	Switzerland
Snowflake Computing UK Ltd.	United Kingdom
Snowflake Costa Rica S.R.L.	Costa Rica
Snowflake Finland OY	Finland
Snowflake G.K.	Japan
Snowflake Holdings LLC	Delaware
Snowflake Holdings II LLC	Delaware
Snowflake International Holdings Inc.	Delaware
Snowflake International Holdings I Inc.	Delaware
Snowflake Investment Holdings LLC	Delaware
Snowflake Italy S.R.L.	Italy
Snowflake Korea YH	South Korea
Snowflake Middle East FZ-LLC	United Arab Emirates
Snowflake Norway AS	Norway
Snowflake Poland Sp. z o.o.	Poland
Snowflake Regional Headquarter Company	Saudi Arabia
Snowflake Technologies Mexico, S. de R.L. de C.V.	Mexico
Tahoe Systems, LLC	Delaware